EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of September 15, 2011, is among Pizza Inn, Inc., a Missouri corporation (“Pizza Inn”), Pizza Inn Holdings, Inc., a Missouri corporation (“Holdco”), and Pizza Inn Merger Sub, Inc., a Missouri corporation (“MergerCo”).

R E C I T A L S:

WHEREAS, Holdco is a direct, wholly owned subsidiary of Pizza Inn, and MergerCo is a direct, wholly owned subsidiary of Holdco;

WHEREAS, Holdco and MergerCo are newly formed corporations organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, Pizza Inn has authorized capital stock consisting of (i) 26,000,000 shares of common stock, par value $.01 per share (“Pizza Inn Common Stock”), of which, as of the date hereof, 8,010,919 shares are issued and outstanding and 7,119,400 shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share (“Pizza Inn Preferred Stock”), of which no shares are issued as of the date hereof;

WHEREAS, Holdco has authorized capital stock consisting of (i) 26,000,000 shares of common stock, par value $.01 per share (the “Holdco Common Stock”), of which, as of the date hereof, 1,000 shares are issued and outstanding in the name of Pizza Inn and no shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share (“Holdco Preferred Stock”), of which no shares are issued as of the date hereof;

WHEREAS, as of the date hereof, MergerCo has authorized capital stock consisting of One Thousand (1,000) shares of common stock, par value $.01 per share (the “MergerCo Common Stock”), of which all One Thousand (1,000) shares are issued and outstanding in the name of Holdco as of the date hereof;

WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Holdco Common Stock and the Holdco Preferred Stock are the same as those of the Pizza Inn Common Stock and the Pizza Inn Preferred Stock, respectively;

WHEREAS, pursuant to Section 351.448 of  The General and Business Corporation Law of Missouri (the “MGBCL”), Pizza Inn desires to create a new holding company structure by merging MergerCo with and into Pizza Inn (the “Merger”), with Pizza Inn continuing as the surviving corporation of such Merger, and each share (or any fraction thereof) of Pizza Inn Common Stock outstanding immediately prior to the Effective Time (as hereinafter defined) being converted in such Merger into a like number of shares of Holdco Common Stock, all in accordance with the terms of this Merger Agreement;

WHEREAS, Pizza Inn and MergerCo are the only constituent corporations to the Merger;

WHEREAS, as a result of the Merger, Pizza Inn will become a direct wholly owned subsidiary of Holdco;

WHEREAS, the respective Boards of Directors of each of Holdco, MergerCo and Pizza Inn have approved this Merger Agreement and the Merger upon the terms and subject to the conditions set forth in this Merger Agreement;

WHEREAS, the Board of Directors of Pizza Inn has determined, in accordance with Section 351.448.1(8) of the MGBCL, that the shareholders of Pizza Inn will not recognize gain or loss for United States federal income tax purposes as a result of the Merger;

WHEREAS, the Articles of Incorporation of Holdco (the “Holdco Charter”) and the Bylaws of Holdco (the “Holdco Bylaws”) in effect immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Amended and Restated Articles of Incorporation of Pizza Inn (the “Pizza Inn Charter”) and the Amended and Restated Bylaws of Pizza Inn (the “Pizza Inn Bylaws”) in effect immediately before the Effective Time (other than with respect to matters excepted by Section 351.448.1(4) of the MGBCL); and

WHEREAS, the directors and officers of Pizza Inn immediately prior to the Merger will be the directors and officers of Holdco at the Effective Time;

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Merger Agreement, and intending to be legally bound hereby, Pizza Inn, Holdco and MergerCo hereby agree as follows:

ARTICLE ONE
THE MERGER

Section 1.1. THE MERGER. (a) In accordance with Section 351.448 of the MGBCL and upon the terms and subject to the conditions of this Merger Agreement, MergerCo shall, at the Effective Time, be merged with and into Pizza Inn, the separate corporate existence of MergerCo shall cease, and Pizza Inn shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

(b) The closing (the “Closing”) of the Merger will take place at 5:00 p.m., Dallas, Texas time, on September 25, 2011 (the “Closing Date”), at the offices of Pizza Inn, provided that the items set forth in Article 3 hereof have been completed or waived, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.2. EFFECTIVE TIME. (a) The parties shall file, on the Closing Date or as soon as practicable thereafter, articles of merger with respect to the Merger, executed in accordance with the relevant provisions of the MGBCL, and with this Merger Agreement attached thereto, with the Secretary of State of the State of Missouri, and shall make all other filings or recordings required under the MGBCL to effectuate the Merger. The Merger shall become effective upon issuance of the certificate of merger by the Secretary of State of the State of Missouri (the time the Merger becomes effective shall hereinafter be referred to as the “Effective Time”).

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(b) The Merger shall have the effects set forth in the MGBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, powers and privileges of MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of MergerCo shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3. AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. From and after the Effective Time, Pizza Inn’s Amended and Restated Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation, except with such changes as are permitted by Section 351.448.1(7) of the MGBCL (the “Surviving Corporation’s Charter”) until thereafter amended in accordance with its terms and as provided by law; provided, however, that, from and after the Effective Time:

(a) Article IV thereof shall be deleted in its entirety and a new Article IV substituted in its place which shall read in its entirety as follows:

“4.1.           The total number and designation of shares of capital stock that the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, with the par value of one cent ($.01) per share.

“4.2.           Each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock issued and outstanding in his or her name.  No Common Stock shall be issued without voting rights.”

(b) Article V thereof shall be deleted in its entirety and a new Article V substituted in its place which shall read in its entirety as follows:

“5.1.           No holder of shares of stock authorized or issued pursuant to ARTICLE IV shall have any preferential or preemptive rights of subscription to any shares of capital stock of this Corporation, either now or hereafter authorized, or to any obligations convertible into capital stock of this Corporation, issued or sold, nor any rights of subscription to any thereof.

“5.2.           The Corporation reserves the right to alter, amend, or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by the statutes of Missouri, and all rights and powers conferred herein are granted subject to this reservation; and, in particular, the Corporation reserves the right and privilege to amend its Articles of Incorporation from time to time so as to authorize other or additional classes of shares (including preferential shares), to increase or decrease the number of shares of any class now or hereafter authorized, to establish, limit or deny to stockholders of any class the right to purchase or subscribe for any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, or securities or stock convertible into shares of stock of the Corporation or carrying or evidencing any right to purchase shares of stock of any class, and to vary the preferences, priorities, special powers, qualifications, limitations, restrictions and the special or relative rights or other characteristics in respect to the shares of each class, and to accept and avail itself of or subject itself to, the provisions of any statutes of Missouri hereafter enacted pertaining to general and business corporations, to exercise all the rights, powers and privileges conferred upon corporations organized thereunder or accepting the provisions thereof and to assume the obligations and duties imposed therein, upon the affirmative vote of the holders of a majority of the shares of each class whose separate vote is required thereon.”

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(c) Article VIII thereof shall be deleted in its entirety and a new Article VIII substituted in its place which shall read in its entirety as follows:

“8.1.           The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors.  The number of directors to constitute the Board of Directors shall be not less than one (1) and not more than the number fixed and established by the By-laws of the Corporation, as from time to time amended.

“8.2.           Any vacancy on the Board of Directors arising from the death, resignation, retirement, disqualification or removal from office of one or more directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor.

“8.3.           The method of nomination and conduct of the election of directors at the annual meeting of shareholders shall be prescribed in the By-laws.”

(d) A new Article XIII shall be added thereto which shall be and read in its entirety as follows:

“ARTICLE XIII.

Any act or transaction by or involving the Corporation that requires for its adoption pursuant to Chapter 351 of The General and Business Corporation Law of Missouri or these Amended and Restated Articles of Incorporation the approval of the shareholders of the Corporation shall, pursuant to Section 351.448 of The General and Business Corporation Law of Missouri, require, in addition, the approval of the shareholders of Pizza Inn Holdings, Inc., a Missouri corporation, or any successor thereto by merger, by the same vote as is required pursuant to Chapter 351 of The General and Business Corporation Law of Missouri or the Amended and Restated Articles of Incorporation of the Corporation, or both.”

Section 1.4. BYLAWS OF SURVIVING CORPORATION. From and after the Effective Time, the Amended and Restated Bylaws of Pizza Inn, as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms or by applicable law.

Section 1.5. DIRECTORS OF SURVIVING CORPORATION. The directors of MergerCo in office immediately prior to the Effective Time shall be the initial d irectors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Bylaws, or as otherwise provided by law.

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Section 1.6. OFFICERS OF SURVIVING CORPORATION. The officers of Pizza Inn in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Bylaws, or as otherwise provided by law.

Section 1.7. ARTICLES OF INCORPORATION AND BYLAWS OF HOLDCO. From and after the Effective Time, the Holdco Charter and Holdco Bylaws shall be the same as the Pizza Inn Charter and Pizza Inn Bylaws, respectively, as in effect immediately prior to the Effective Time, except with such changes as are permitted and contemplated by Section 351.448.1(4) of the MGBCL until thereafter amended in accordance with its terms and as provided by law.

Section 1.8. ADDITIONAL ACTIONS. Subject to the terms of this Merger Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of MergerCo or Pizza Inn acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of MergerCo and Pizza Inn, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerCo and Pizza Inn or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Merger Agreement.

Section 1.9. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, MergerCo, Pizza Inn or the holder of any of the following securities:

(a) CONVERSION OF PIZZA INN COMMON STOCK. Each share of Pizza Inn Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of Holdco Common Stock.

(b) CONVERSION OF PIZZA INN COMMON STOCK IN TREASURY. Each share of Pizza Inn Common Stock issued but held by Pizza Inn in its treasury immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and non-assessable share of Holdco Common Stock held in Holdco’s treasury.

(c) CONVERSION OF CAPITAL STOCK OF MERGERCO. Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

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(d) CANCELLATION OF CAPITAL STOCK OF HOLDCO. Each share of Holdco Common Stock that is owned by Pizza Inn immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist upon the conversion of the outstanding shares of Pizza Inn into shares of Holdco.

(e) RIGHTS OF CERTIFICATE HOLDERS. Holders of certificates formerly evidencing Pizza Inn Common Stock shall cease to have any rights as shareholders of Pizza Inn, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.11 hereof.

Section 1.10. STOCK OPTIONS AND EQUITY-BASED AWARDS. (a) At the Effective Time, automatically and without any action on the part of Pizza Inn, Holdco, MergerCo or the holders of any options to acquire shares of Pizza Inn Common Stock (the “Pizza Inn Stock Options”), or the holders of any other equity-based award of Pizza Inn, (i) Holdco will assume each Pizza Inn Stock Option and each other equity-based award of Pizza Inn which is outstanding immediately prior to the Effective Time, (ii) each such Pizza Inn Stock Option shall be converted into an option to purchase a number of shares of Holdco Common Stock equal to the number of shares of Pizza Inn Common Stock issuable upon the exercise of such Pizza Inn Stock Option and shall otherwise continue to be governed by the same terms and conditions as applied to such Pizza Inn Stock Option immediately prior to the Effective Time, and (iii) each such other equity-based award of Pizza Inn shall be converted into an equity-based award with respect to a number of shares of Holdco Common Stock equal to the number of shares of Pizza Inn Common Stock then subject to such equity-based award and shall otherwise continue to be governed by the same terms and conditions as applied to such equity-based award immediately prior to the Effective Time.

(b) At the Effective Time, Holdco shall assume sponsorship of and all obligations of Pizza Inn under each plan of Pizza Inn pursuant to which shares of Pizza Inn Common Stock are or may be issued (“Equity Compensation Plans”) and the Board of Directors of Holdco and its compensation committee shall assume the authority of the Board of Directors of Pizza Inn and its compensation committee under each such Equity Compensation Plan. In addition, each of the Equity Compensation Plans shall be adjusted in accordance with its terms to provide that shares issuable thereunder (including with respect to new awards) shall be shares of Holdco Common Stock.

(c) At or prior to the Effective Time, Holdco shall reserve for issuance the number of shares of Holdco Common Stock necessary to satisfy Holdco’s obligations under Section 1.10(a) and (b) hereof.

Section 1.11. SURRENDER OF CERTIFICATES. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding stock certificate that, immediately prior to the Effective Time, evidenced shares of Pizza Inn Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Holdco Common Stock into which such shares of Pizza Inn Common Stock were converted pursuant to the provisions of ection 1.9(a) and (b) hereof.

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ARTICLE TWO

ACTIONS TO BE TAKEN IN
CONNECTION WITH THE MERGER

Section 2.1. LISTING OF CERTAIN HOLDCO CAPITAL STOCK. Pizza Inn shall use its reasonable efforts to cause the Holdco Common Stock received by Pizza Inn shareholders in connection with the conversion of Pizza Inn Common Stock to Holdco Common Stock pursuant to Section 1.9(a) and (b) hereof, to be approved for listing on the NASDAQ Capital Market (“NASDAQ”), at the Effective Time.

Section 2.2. TAX CLEARANCE LETTER. Prior to the Effective Time, MergerCo shall have prepared a Request for Tax Clearance Form and submitted such form to the Tax Clearance Unit of the Missouri Department of Revenue.

Section 2.3. PROCUREMENT OF CUSIP NUMBERS. On or prior to the Effective Time, Holdco will use reasonable efforts to procure a new CUSIP number for the Holdco Common Stock and for any other securities which so require new CUSIP numbers in connection with the Merger.

ARTICLE THREE

CONDITIONS OF MERGER

Section 3.1. CONDITIONS PRECEDENT. The obligations of each of the parties to this Merger Agreement to consummate the Merger and the transactions contemplated by this Merger Agreement shall be subject to fulfillment or waiver by the parties hereto of each of the following conditions:

(a) Prior to the Effective Time, the Notification: Substitution Listing Event relating to the Merger submitted to NASDAQ and providing for the Holdco Common Stock to be traded on NASDAQ, in substitution for shares of Pizza Inn Common Stock immediately following the Merger, shall have been approved by NASDAQ.

(b) Prior to the Effective Time, counsel to Pizza Inn shall render an opinion to the Board of Directors of Pizza Inn, in form and substance reasonably satisfactory to Pizza Inn, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that for United States federal income tax purposes no gain or loss will be recognized by the shareholders of Pizza Inn as a result of the Merger. In rendering the opinion, such counsel may require and rely upon representations contained in certificates of officers of Holdco, MergerCo and Pizza Inn.

(c) Prior to the Effective Time, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

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(d) All consents, waivers, orders, approvals, authorizations, registrations, findings of suitability and action of any governmental entity or third party shall have been obtained or made, free of any condition.

(e) Prior to the effective time, MergerCo shall have received a tax clearance letter from the Tax Clearance Unit of the Missouri Department of Revenue.

(f) Pizza Inn and Holdco shall have taken all necessary corporate action to ensure that, immediately prior to the Effective Time, the Holdco Charter (including with respect to authorized capital stock) and the Holdco Bylaws shall contain provisions identical to the Pizza Inn Charter and the Pizza Inn Bylaws, respectively, in effect immediately prior to the Effective Time (other than with respect to matters excepted by Section 351.448.1(4) of the MGBCL).

ARTICLE FOUR

TERMINATION, AMENDMENT AND WAIVER

Section 4.1. TERMINATION. This Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by written consent executed by each of the parties to this Merger Agreement. In the event of such termination and abandonment, this Merger Agreement shall become void and none of Pizza Inn, Holdco or MergerCo nor their respective shareholders, directors or officers shall have any liability with respect to such termination and abandonment.

Section 4.2. AMENDMENT. This Merger Agreement may be supplemented, amended or modified by written consent executed by each of the parties to this Merger Agreement.

Section 4.3. WAIVER. At any time prior to the Effective Time, the parties may waive any inaccuracies in the representations and warranties of any other party contained in this Merger Agreement or in any document delivered pursuant to this Merger Agreement or waive compliance by such other party with any of the agreements or conditions contained in this Merger Agreement. Any agreement on the part of any party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Merger Agreement to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of those rights.

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ARTICLE FIVE

MISCELLANEOUS PROVISIONS

Section 5.1. GOVERNING LAW. THIS MERGER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

Section 5.2. BINDING EFFECT AND ASSIGNMENT. This Merger Agreement shall be binding upon and inure to the benefit of the parties and to their respective successors and assigns.

Section 5.3. THIRD PARTY BENEFICIARIES. This Merger Agreement is not intended to and shall not be construed to, confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies hereunder.

Section 5.4. COUNTERPARTS. This Merger Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 5.5. ENTIRE MERGER AGREEMENT. This Merger Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 5.6. INTERPRETATION. When a reference is made in this Merger Agreement to an Article or Section, such reference shall be to an Article or Section of this Merger Agreement unless otherwise indicated. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, Holdco, MergerCo and Pizza Inn have caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PIZZA INN, INC.,
a Missouri corporation

By: /s/ Charles R. Morrison
Name: Charles R. Morrison
Title: President

PIZZA INN HOLDINGS, INC.,
a Missouri corporation

By: /s/ Charles R. Morrison
Name: Charles R. Morrison
Title: President

PIZZA INN MERGER SUB, INC.,
a Missouri corporation

By: /s/ Charles R. Morrison
Name: Charles R. Morrison
Title: President

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